Exhibit 4.1

CRESCENT POINT ENERGY CORP.
SHARE DIVIDEND PLAN

Introduction

This Share Dividend Plan (the "Plan") provides eligible holders ("Shareholders") of common shares ("Shares") of Crescent Point Energy Corp. (the "Corporation") with the opportunity to receive Shares as payment of all or any portion of dividends declared by the Board of Directors of the Corporation (the "Board") on their Shares ("share dividends") when the dividends are payable in either cash or Shares at the election of the Shareholder. Participation in the Plan is optional. Shareholders will continue to receive dividends as declared by the Board in the form of cash, unless they elect to receive share dividends or elect to participate in the dividend reinvestment component (the "Dividend Reinvestment Component") of the Corporation's Premium Dividend™ and Dividend Reinvestment Plan (the "DRIP"). Furthermore, the Board may discontinue the declaration and payment of share dividends at any time, in which case Shareholders would receive dividends as declared by the Board in the form of cash (referred to herein as "cash dividends") unless the Shareholder elects to participate in the DRIP in accordance with its terms.

Definitions

In this Plan:

"Authorization Form" means an enrollment and authorization form in a form to be approved by the Corporation and the Plan Agent in writing from time to time, which form may be downloaded from www.olympiatrust.com or from the Corporation's website at www.crescentpointenergy.com.

"Average Market Price" in respect of a particular Dividend payment date, refers to the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of Shares on the TSX for the trading days on which at least one board lot of Shares is traded on the TSX during the period beginning on the later of the 21st business day preceding the applicable dividend payment date and the second business day following the record date applicable to that dividend payment date, and ending on the second business day preceding the dividend payment date, subject to such adjustments as the Corporation may, in its sole discretion, determine to be appropriate to account for (i) а change in the aggregate number of Shares outstanding into a greater or lesser number of Shares, (ii) a reclassification of the Shares, or (iii) a merger, reorganization or other transaction affecting the Shares.

"CDS" refers to The Canadian Depository for Securities Limited, which acts as a nominee for certain Canadian brokers, investment dealers, financial institutions and other nominees, or its nominee, as applicable.

"CDS Participants" refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the CDS depository service who hold Shares registered in the name of CDS on behalf of eligible beneficial owners of Shares.

"Nominee" refers to brokers, investment dealers, financial institutions or other nominees who hold Shares registered in their own names on behalf of eligible beneficial owners of Shares.

"NYSE" refers to the New York Stock Exchange.

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"Participants" refers to eligible registered holders of Shares who, on the applicable record date for a Dividend, are enrolled in the Plan (provided that a reference to Participants shall only refer to CDS to the extent CDS has enrolled in the Plan on behalf of eligible beneficial owners of Shares and to Nominees to the extent such Nominees have enrolled in the Plan on behalf of eligible beneficial owners of Shares).

"Participating Shareholder" means a Shareholder who participates in the Plan.

"Share Certificate" means a share certificate representing Shares or, if the Corporation is enrolled in the Direct Registration System or another similar system providing for electronic registration in respect of the Shares, refers to a Direct Registration System advice or similar document evidencing the electronic registration of ownership of Shares.

"TSX" means the Toronto Stock Exchange.

Advantages

The Plan allows Shareholders to accumulate additional Shares issued from the Corporation's treasury at an effective 5% discount to the market price of the Shares.

The adoption by the Corporation of the Plan should not be construed as a guarantee that future dividends will continue to be paid by the Corporation or as to the amount of future dividend payments. The Board routinely evaluates the Corporation's dividend policy, and any decision to pay dividends on the Shares will be made by the Board on the basis of the relevant conditions existing at the applicable time.

Many of the provisions of the Plan are contained within the share conditions included in the Corporation's articles (the "Articles") and are summarized in this document. A copy of such share conditions, as contained in the Articles, is attached as Appendix A hereto for reference. To the extent there is any conflict between the terms of the Plan outlined in this document and the share conditions contained in the Articles, the share conditions contained in the Articles shall prevail and govern.

New Shares issued pursuant to the Plan will be issued directly by the Corporation to the Plan Agent (as defined below) on behalf of the Participants. Accordingly, no commissions, service charges or brokerage fees are payable by Participants in connection with the new Shares issued from treasury under the Plan. Beneficial owners of Shares who wish to participate in the Plan should consult their Nominee who holds their Shares to enquire as to what fees (if any) their Nominee may charge to enroll or participate in the Plan on their behalf.

Dividends in respect of Shares that are held under the Plan by the Plan Agent for the account of a Participant are automatically received as share dividends in accordance with the Plan. Please note, though, that new Shares received by CDS Participants will not be held under the Plan by the Plan Agent but will instead be credited to the accounts of such CDS Participants through CDS.

Administration

Olympia Trust Company currently acts as plan agent (the "Plan Agent") under the Plan for and on behalf of Participants. If Olympia Trust Company ceases to act as Plan Agent for any reason, another qualified trust company will be designated by the Corporation to act as Plan Agent and Participants will be promptly notified of the change.

Payment of Share Dividends
Where a Shareholder has validly elected to receive payment of dividends pursuant to the Plan, the Board will declare and pay dividends on the Shares through the issuance of additional Shares. To facilitate payment of such share dividends, the share terms also implement procedures for: (i) a Shareholder to elect to accept share dividends; (ii) determining the value and number of the Shares to be distributed by way of a share dividend; (iii) accounting for the entitlement of Shareholders to fractional Shares resulting from share dividends; (iv) authorizing the sale of Shares issued in respect of share dividends to satisfy tax withholding obligations or to comply with foreign laws or regulations applicable to a Shareholder, if required; and (v) payment of cash in respect of fractional Shares upon a person ceasing to be a registered shareholder.

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When dividends are declared to be payable in either cash or Shares at the election of the Shareholders, dividends will be declared in an amount expressed in dollars per Share. For Shareholders who confirm that they are willing to receive dividend payments in Shares, they will be paid by way of the issuance of a fraction of a Share ("share dividend share") per outstanding Share determined by dividing the dollar amount of the dividend per Share by 95% of the Average Market Price at the applicable dividend payment date. The result of the foregoing is that Shareholders who elect to receive share dividends will receive additional Shares at a 5% discount to the Average Market Price. The Board has the discretion to change the percentage discount to market price from time to time.

The share dividends will be paid by way of the issuance of a share dividend share only to registered Shareholders who have delivered to the Plan Agent, on or before a date specified by the Board (currently being the fourth business day prior to a dividend record date), an Authorization Form confirming that they will accept the share dividend share as payment of the dividend on all or a portion of their Shares entitled to receive the applicable dividend. Beneficial Shareholders who hold their Shares through a Nominee may participate in the Plan through such Nominee, subject to any restrictions, limitations or requirements imposed by the Nominee.

Shareholders who do not elect to receive share dividends will continue to receive cash dividends as declared by the Board. Therefore, if a registered Shareholder does not deliver an Authorization Form by the Authorization Form deadline, or delivers an Authorization Form confirming that the holder accepts the share dividend share as payment of the dividend on some but not all of the holder’s Shares, the dividend on Shares for which no Authorization Form was delivered, will be paid in cash in the usual manner. See “Procedure to Confirm Acceptance of Share Dividends” below for additional information.

To the extent that any accumulated share dividends paid on the Shares represent one or more whole Shares payable to a registered holder of Shares that has confirmed that it will accept payment in Shares (a "Participating Shareholder"), such whole Shares will be registered in the name of such holder. For greater clarity, the term “Participating Shareholder” only refers to registered Shareholders (i.e. Shareholders who hold a physical share certificate or direct registration system advice, in their own name evidencing registered ownership of Shares) and not to beneficial holders who hold their Shares through a Nominee.

Procedure to Confirm Acceptance of Share Dividends

Shareholders who are participants in DRIP will not be automatically enrolled in the Plan. Registered and beneficial Shareholders must take the steps outlined below in order to enroll in the share dividend program and elect to receive share dividends declared by the Corporation rather than receive dividends in the form of cash. If a Shareholder desires to receive dividends in the form of cash, no action is required to be taken by such Shareholder.

Registered Shareholders

Registered Shareholders that are willing to accept the payment of future dividends declared by the Board in the form of Shares pursuant to the Plan are required to complete and deliver to the Plan Agent an Authorization Form in a form prescribed by the Plan Agent at least four business days prior to the record date of a declared dividend. The Authorization Form will permit such Shareholders to confirm that they will accept the share dividend share as payment of the dividend on all or a stated number of their Shares entitled to receive such dividend. An Authorization Form will remain in effect for all dividends declared on the Shares to which it relates and which are held by the registered Shareholder, unless said shareholder delivers a revocation of the Authorization Form to the Plan Agent, in which case the Authorization Form will not be effective for any dividends having a record date that is more than four business days following receipt of the revocation notice by the Plan Agent. An Authorization Form or revocation of the Authorization Form may only be delivered to the Plan Agent in respect of Shares for which trades have settled prior to the applicable deadline for notice.

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A copy of the Authorization Form may be obtained from the Plan Agent, Olympia Trust Company, at www.olympiatrust.com or from the Corporation’s website at www.crescentpointenergy.com. The completed Authorization Form must be returned to Olympia Trust Company at 2300, 125 – 9th Avenue SE, Calgary, Alberta, T2G 0P6, Attention: Distributions Dept., by email at distributions@olympiatrust.com or by facsimile at (403) 668-8318, Attention Distributions Dept.

Notwithstanding the foregoing, CDS Clearing and Depository Services Inc. ("CDS"), The Depository Trust & Clearing Corporation ("DTC") and other similar depositories, as registered Shareholders, may participate in the share dividend program and elect to receive share dividends on behalf of beneficial Shareholders who hold Shares through their brokers and the respective depository services by communicating appropriate election and enrollment instructions to the Plan Agent in accordance with standard and customary industry practices.

Beneficial Shareholders

Beneficial owners of Shares held through Nominees and which are registered in the name of depositories such as CDS in Canada and DTC in the United States, or another nominees, may not directly confirm their acceptance of share dividends in respect of those Shares with Olympia Trust Company, but must instead either: (i) make appropriate arrangements with the Nominee who holds their Shares to confirm acceptance of share dividends on their behalf, either as a nominee that delivers a completed and executed Authorization Form to the Plan Agent or, if applicable, as a CDS or DTC participant by providing the appropriate instructions to CDS or DTC, as applicable, within the timeframes required by such depositories; or (ii) transfer the Shares such that they are registered in their own name and then confirm acceptance of share dividends in respect of such Shares directly.

Beneficial owners of Shares should contact the Nominee who holds their Shares to provide instructions regarding their acceptance of share dividends and to inquire about any applicable deadlines that the nominee may impose or be subject to. By confirming their willingness to receive share dividends and enrolling in the share dividend program, a beneficial holder (or where such confirmation or enrollment is made by a nominee on behalf of a beneficial Shareholder, the applicable nominee) will be deemed to represent and warrant to us and the Plan Agent that the beneficial Shareholder has made such confirmation, election and enrollment prior to the record date for the relevant share dividend.

Fractional Entitlements

Olympia Trust Company will credit to an account for each Participating Shareholder all fractions of a Share amounting to less than one whole share issued by the Corporation to a Participating Shareholder by way of share dividends.

A Shareholder that ceases to be a registered holder of one or more Shares is entitled to receive payment in cash equal to the value of the fractional Share. The value of the fractional Share would be calculated by reference to the value assigned to the Shares for purposes of the last share dividend paid by the Corporation prior to the date of payment to the registered Shareholder.

Authority to Sell Share Dividend Shares

The Corporation has the right to sell, or require Olympia Trust Company to sell, all or any part of the share dividend shares, through the facilities of the TSX, NYSE or other stock exchange on which the Shares are listed for trading if: (i) the Corporation has reason to believe that tax should be withheld and remitted to a taxation authority in respect of any share dividend paid or payable to a Shareholder, in which case the Corporation would or would cause Olympia Trust Company to pay the sale proceeds to such taxation authority for the purposes of remitting the applicable tax, with any balance not remitted in payment of tax being payable to the Shareholder; or (ii) the Corporation has reason to believe that the payment of a share dividend in Shares to any holder thereof who is resident in or otherwise subject to the laws of a jurisdiction outside Canada might contravene the laws or regulations of such jurisdiction, or could subject the Corporation to any penalty or any legal or regulatory requirements not otherwise applicable to the Corporation, in which case the cash sale proceeds, less any required withholdings, would be delivered to the Shareholder.

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Authority to Amend or Cancel Authorization Form

The Corporation will have the right to amend a Shareholder’s Authorization Form if the Corporation has reason to believe that tax should be withheld and remitted to a taxation authority in respect of any share dividend paid or payable to a Shareholder in Shares, in which case the Corporation may amend the Shareholder’s Authorization Form to provide that such Shareholder will receive cash dividends on that portion of the Shareholder’s Shares to fully satisfy any withholding tax obligations. Similarly, if the Corporation has reason to believe that the payment of a share dividend in Shares might contravene the laws or regulations of the jurisdiction of a Shareholder’s residence or to whose laws the Shareholder is subject, or could subject the Corporation to any penalty or any legal or regulatory requirements not otherwise applicable to the Corporation, the Corporation may cancel such shareholder’s Authorization Form. The Corporation will provide notice to the shareholder in the event the Corporation determines to amend or cancel such shareholder’s Authorization Form.

Reporting and Entitlement to Share Certificates

An account will be maintained by Olympia Trust Company for each Participating Shareholder. Each Participating Shareholder’s account will include information with respect to the number of whole and fractional Shares registered or held in the name of the Participating Shareholder on the record date for the share dividend, as well as the number of additional whole and fractional share dividend shares to which the Participating Shareholder has become entitled by reason of the share dividend. An unaudited statement regarding each Participating Shareholder’s account will be mailed on a monthly basis to each Participating Shareholder. Beneficial Shareholders will continue to receive reports with respect to their holdings of Shares and receipt of share dividends from the Nominee through whom their Shares are held. A certificate representing the number of whole share dividend shares registered in the name of a Participating Shareholder as a result of a share dividend will only be provided upon request in writing to Olympia Trust Company.

Restrictions on Eligibility and Participation

The Corporation and the Plan Agent reserve the right to deny participation in the Plan to any person or agent of any person who appears to be or who the Corporation or the Plan Agent has reason to believe is subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by such person. For example, shareholders resident in the State of California are not eligible to participate in the Plan.

The Corporation reserves the right to determine, from time to time, a minimum number of Shares that a Shareholder must hold in order to be eligible for, or continue to be enrolled in, the Plan. The Corporation also reserves the right to refuse participation to, or cancel participation of, any person who, in the opinion of the Corporation, is participating in the Plan, which the Corporation believes to be part of a scheme to avoid applicable legal requirements or otherwise engage in unlawful behavior.

The continuation of the Plan is subject to the discretion of the Corporation and the Corporation may suspend its operation at any time. In addition, the Corporation reserves the right to cap or limit enrollment in the Plan at any time.

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Proration in Certain Events

The Corporation will determine, no later than the business day following each Dividend record date, the amount of new equity, if any, that will be made available under the Plan on the Dividend payment date to which such record date relates. No assurances can be made that new Shares will be made available under the Plan on a regular basis, or at all.

If the Corporation is not able to accept all elections for the issuance of Shares under the Plan, then participation and issuances of Shares in the Plan on the applicable Dividend payment date will be prorated among all Participants in the Plan according to the number of their Shares participating in the Plan.

If the Corporation determines not to issue any equity through the Plan on a particular Dividend payment date, or to the extent that the availability of new Shares is prorated in accordance with the terms of this Plan, then Participants will receive (subject to any effective election to participate in the DRIP) from the Corporation the regular cash Dividends which they would otherwise be entitled to receive on such date and which are not reinvested as a result of such determination or proration.

Costs

No commissions, service charges or brokerage fees are payable by Participants in connection with the issuance of new Shares from treasury under the Plan. All administrative costs of the Plan will be paid by the Corporation.

Beneficial holders of Shares who wish to participate in the Plan should consult the Nominee who holds their Shares to confirm what fees (if any) such Nominee may charge to enroll or participate in the Plan on their behalf.

Termination of Participation

A Participant may voluntarily terminate participation in the Plan by delivering written notice to the Plan Agent (including, for this purpose, the "termination voucher" located on the reverse side of the Participant's statement of account). A Share Certificate for the number of whole Shares held by the Plan Agent under the Plan for the account of such Participant will be issued to, and in the name of, such Participant, together with a cheque for the value of any remaining fraction of a Share held for the account of such Participant (based on the closing price of Shares on the TSX on the day prior to the date on which such notice is received by the Plan Agent). Any fraction of a Share held for the account of such Participant will be terminated in exchange for such payment.

Participation in the Plan will be terminated automatically following receipt by the Plan Agent of a written notice of the death of a Participant, with written instructions from a person acting in a representative or fiduciary capacity and satisfactory evidence of their authority to act. A Share Certificate representing the number of whole Shares held by the Plan Agent under the Plan for the account of such deceased Participant will be issued in the name of such deceased Participant or the deceased Participant's estate, as requested, together with a cheque for the value of any remaining fraction of a Share held for the account of such deceased Participant (based on the closing price of Shares on the TSX on the day prior to the date on which such notice is received by the Plan Agent). Such Share Certificate and cheque, if any, will be sent to the representative of the deceased Participant. Any fraction of a Share held for the account of such deceased Participant will be cancelled in exchange for such cash payment. A notice of termination or a notice of a Participant's death will take effect upon receipt of such notice by the Plan Agent provided such notice is received by the Plan Agent no later than four business days immediately preceding a Dividend record date. If a notice of termination, or notice of a Participant's death, is received by the Plan Agent from a Participant after such date then the Participant's account will not be closed, and participation in the Plan will not be terminated, until after the Dividend payment date to which such record date relates.

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Beneficial owners of Shares who are enrolled in the Plan through a Nominee and who wish to terminate their participation in the Plan must so advise their Nominee.

Subdivisions

If Shares are distributed pursuant to a subdivision of Shares, the additional Shares received by the Plan Agent in respect of Shares held under the Plan for the account of Participants will be credited by the Plan Agent proportionately to the accounts of such Participants.

Shareholder Voting

Whole Shares held under the Plan by the Plan Agent for a Participant's account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant given on a form to be furnished to the Participant. Shares for which voting instructions are not received will not be voted.

Responsibilities of the Corporation and the Plan Agent

Neither the Corporation nor the Plan Agent will be liable to any registered or beneficial Shareholder for any act or for any omission to act in connection with the operation of the Plan including, without limitation, any claims or liability:

    (a)    arising out of the failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death;

    (b)    with respect to decisions by the Corporation to issue share dividends through the Plan on any given Dividend payment date, or the amount of equity raised (if any);

    (c)    arising out of a prorating, for any reason, of the amount of equity available under the Plan in the circumstances described herein or otherwise; and

    (d)    with respect to capping or limiting enrollment in the Plan.

Participants should recognize that neither the Corporation nor the Plan Agent can assure a profit or protect them against a loss on the Shares issued under the Plan.

Canadian and U.S. Federal Income Tax Considerations

Summaries of the principal Canadian and United States federal income tax considerations generally applicable as of April 1, 2014 to Shareholders who participate in the Plan are attached as Appendix B and Appendix C hereto, respectively.

Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Shareholders. In the event that the Corporation amends the Plan, no written notice of any such amendment will be sent to Participants unless the interests of Participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to the prior approval of the TSX.

In the event that the Corporation terminates the Plan, all Participants will be sent written notice of such termination and the Plan Agent will send to the Participants Share Certificates for whole Shares held for Participants' accounts under the Plan and cheques for the value of any remaining fractions of Shares in such Participants' accounts (based on the closing price of Shares on the TSX on the day prior to the date on which the Plan is terminated) for the account of such Participants prior to such termination but not invested in Shares. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the Dividend payment date immediately following the effective date of such termination, and any Dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to the Participants.

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Interpretation

Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.

Notices

All notices or other documents required to be given to Participants under the Plan, including Share Certificates for Shares and cheques, shall be mailed to Participants who are registered holders of Shares at their addresses as shown in the register of Shareholders maintained by the registrar and transfer agent of the Corporation or to Participants which are CDS Participants at their address as shown in the accounts or other records maintained by the Plan Agent in respect of CDS Participants.

Questions relating to the Plan should be directed to the Plan Agent.

Notices to the Plan Agent or correspondence regarding the Plan shall be sent to:

    Olympia Trust Company
    2300, 125 – 9 Avenue SE
    Calgary, Alberta T2G 0P6
    Attention: Distributions Dept.
    Phone: (403) 668-8887
    Toll free: 1 (800) 727-4493
    Fax: (403) 668-8318
    Email: distributions@olympiatrust.com

To download forms or to enroll in the Plan online see:
http://www.olympiatrust.com/transfer-agent/investors/dividend-reinvestment-plans

Notices to the Corporation shall be sent to:

    Crescent Point Energy Corp.
    Suite 2800, 111 - 5th Avenue S.W.
    Calgary, Alberta, T2P 3Y6
    Attention: Investor Relations

    Toll free IR: 1 (855) 767-6923
    IR Hotline: (403) 767-6959
    Fax: (403) 693-0070
    Email: ir@crescentpointenergy.com

Effective Date

The effective date of the Plan is May 9, 2014.

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APPENDIX A – SHARE TERMS

1.	The holders of Common Shares shall be entitled to notice of, to attend and to one vote per share held at any meeting of the shareholders of the Corporation (other than meetings of class or series of shares of the Corporation other than the Common Shares as such);

2.	The holders of Common Shares shall be entitled to receive dividends as and when declared by the Board of the Corporation on the Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of shares of the Corporation ranking in priority to the Common Shares in respect of dividends;

The directors may declare a dividend on the Common Shares payable in whole or in part in fully paid and non-assessable Common Shares (the portion of the dividend payable in Common Shares being herein referred to as a "share dividend"), in which case the following provisions shall apply:

(a) unless otherwise determined by the directors of the Corporation in respect of a particular share dividend: (i) the number of Common Shares (which shall include any fractional Common Shares) to be issued in satisfaction of the share dividend shall be determined by dividing (A) the dollar amount of the particular share dividend, by (B) 95% of the "volume weighted average trading price" (as defined below) of the Common Shares on the Toronto Stock Exchange (the "TSX"). The "volume weighted average trading price" of the Common Shares is the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of Common Shares on the TSX for the trading days on which at least one board lot of Common Shares is traded on the TSX during the period beginning on the later of the 21st business day preceding the applicable dividend payment date and the second business day following the record date applicable to that dividend payment date, and ending on the second business day preceding the dividend payment date, subject to such adjustments as the Corporation may, in its sole discretion, determine to be appropriate to account for (x) а change in the aggregate number of Common Shares outstanding into a greater or lesser number of Common Shares, (y) a reclassification of the Common Shares, or (z) a merger, reorganization or other transaction affecting the Common Shares; and (ii) the value of a Common Share to be issued for the purposes of each share dividend declared by the directors of the Corporation shall be deemed to be the volume weighted average trading price of a Common Share;

(b) to the extent that any share dividend paid on the Common Shares represents one or more whole Common Shares payable to a registered holder of Common Shares, such whole Common Shares shall be registered in the name of such holder. Common Shares representing in the aggregate all of the fractions amounting to less than one whole Common Share which might otherwise have been payable to registered holders of Common Shares by reason of such share dividend shall be issued to the transfer agent for the Common Shares as the agent of such registered holders of Common Shares. The transfer agent shall credit to an account for each such registered holder all fractions of a Common Share amounting to less than one whole share issued by the Corporation by way of share dividends in respect of the Common Shares registered in the name of such holder. From time to time, when the fractional interests in a Common Share held by the transfer agent for the account of any registered holder of Common Shares are equal to or exceed in the aggregate one additional whole Common Share, the transfer agent shall cause such additional whole Common Share to be registered in the name of such registered holder and thereupon only the excess fractional interest, if any, will continue to be held by the transfer agent for the account of such registered holder. The Common Shares held by the transfer agent representing fractional interests shall not be voted;

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(c)	if at any time the Corporation shall have reason to believe that tax should be withheld and remitted to a taxation authority in respect of any share dividend paid or payable to a shareholder in Common Shares, the Corporation shall have the right to sell, or to require its transfer agent in each case as agent of such shareholder, to sell all or any part of the Common Shares or any fraction thereof so issued to such holder in payment of that share dividend or one or more subsequent Share dividends through the facilities of the TSX or other stock exchange on which the Common Shares are listed for trading, and to cause the transfer agent to remit the cash proceeds from such sale to such taxation authority (rather than such holder) in payment of such tax to be withheld. This right of sale may be exercised by notice given by the Corporation to such holder and to the Corporation or the transfer agent stating the name of the holder, the number of Common Shares to be sold and the amount of the tax which the Corporation has reason to believe should be withheld. Upon receipt of such notice the transfer agent shall, unless a certificate or other evidence of registered ownership for the Common Shares has at the relevant time been issued in the name of the holder, sell the Common Shares as aforementioned and the Corporation or the transfer agent as applicable, shall be deemed for all purposes to be the duly authorized agent of the holder with full authority on behalf of such holder to effect the sale of such Common Shares and deliver the proceeds therefrom to the applicable taxation authority on behalf of the Corporation. Any balance of the cash sale proceeds not remitted by the Corporation in payment of the tax to be withheld shall be payable to the holder whose Common Shares were so sold by the transfer agent;

(d)	if at any time the Corporation shall have reason to believe that the payment of a share dividend to any holder thereof who is resident in or otherwise subject to the laws of a jurisdiction outside Canada might contravene the laws or regulations of such jurisdiction, or could subject the Corporation to any penalty thereunder or any legal or regulatory requirements not otherwise applicable to the Corporation, the Corporation shall have the right to sell, or to require its transfer agent in each case, as agent of such shareholder, to sell through the facilities of the TSX or other stock exchange on which the Common Shares are listed for trading, the Common Shares or any fraction thereof so issued and to cause the transfer agent to pay the cash proceeds from such sale to such holder. The right of sale shall be exercised in the manner provided in subparagraph (c) above except that in the notice there shall be stated, instead of the amount of the tax to be withheld, the nature of the law or regulation which might be contravened or which might subject the Corporation to any penalty or legal or regulatory requirement. Upon receipt of the notice, the Corporation or the transfer agent shall, unless a certificate or other evidence of registered ownership for the Common Shares has at the relevant time been issued in the name of the holder, sell the Common Shares as aforementioned and the Corporation or the transfer agent, as applicable shall be deemed for all purposes to be the duly authorized agent of the holder with full authority on behalf of such holder to effect the sale of such Common Shares and to deliver the proceeds therefrom to such holder;

(e)	upon any registered holder of Common Shares ceasing to be a registered holder of one or more Common Shares, such holder shall be entitled to receive from the transfer agent, and the transfer agent shall pay as soon as practicable to such holder, an amount in cash equal to the proportion of the value of one Common Share that is represented by the fraction less than one whole Common Share at that time held by the transfer agent for the account of such holder, and, for the purpose of determining such value, each Common Share shall be deemed to have the value equal to the volume weighted average trading price in respect of the last share dividend paid by the Corporation prior to the date of such payment; and

(f)	for the purposes of the foregoing: (i) the calculation of a fraction of a Common Share payable to a shareholder by way of a share dividend shall be computed to four decimal places, and shall be rounded to the nearest fourth decimal place; and (ii) neither the Corporation nor its transfer agent shall have any obligation to register any Common Share in the name of a person, to deliver a certificate or other document representing Common Shares registered in the name of a shareholder or to make a cash payment for fractions of a Common Share, unless all applicable laws and regulations to which the Corporation and/or the transfer agent are, or as a result of such action may become, subject, shall have been complied with to their reasonable satisfaction; and

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3.
The holders of Common Shares shall be entitled in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of the Corporation ranking in priority to Common Shares in respect of return of capital on dissolution, to share rateably, together with the holders of shares of any other class of shares of the Corporation ranking equally with the Common Shares in respect of return of capital, in such assets of the Corporation as are available for distribution.

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APPENDIX B – CANADIAN FEDERAL INCOME TAX CONSIDERATIONS RESPECTING THE PLAN

This summary is of a general nature only and is not intended to be nor should it be construed to be tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations, or of any tax considerations relevant to any other jurisdiction. There is no assurance that the Canada Revenue Agency or other applicable taxation authorities will agree with the tax treatment of share dividends as described below. Shareholders are encouraged to consult their own tax advisors regarding the tax consequences to them of receiving cash or share dividends.

Capitalized terms used in this Appendix B and not otherwise defined have the meaning ascribed thereto in the Share Dividend Plan effective May 9, 2014 (the "Plan") of which this Appendix B forms a part.

Canadian Federal Income Tax Considerations

The following is, as of April 1, 2014, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the "Tax Act") to Shareholders who: (i) for purposes of the Tax Act, deal at arm's length and are not affiliated with the Corporation; (ii) hold their Shares as capital property; and (iii) are Participating Shareholders. Shares will generally be considered capital property to a Participating Shareholder unless the Participating Shareholder holds the Shares in the course of carrying on a business of buying and selling securities or acquired the Shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and the Corporation's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that the Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory or judicial action or interpretation, nor does it take into account provincial, territorial or foreign income tax considerations. Participating Shareholders who are subject to income tax in any foreign jurisdiction (including the United States) should consult their own tax advisors for advice with respect to the tax consequences of participation in the Plan based on their particular circumstances.

This summary is not applicable to a Participating Shareholder: (i) that is a "specified financial institution" (as defined in the Tax Act); (ii) that is a "financial institution'' (as defined in the Tax Act) for purposes of the "mark-to-market rules"; (iii) an interest in which is a "tax shelter investment" for the purposes of the Tax Act; (iv) whose functional currency for purposes of the Tax Act is the currency of a country other than Canada; (v) that is exempt from tax under Part I of the Tax Act; or (vi) that has entered into, or will enter into, with respect to the Shares, a "derivative forward agreement" within the meaning of the Tax Act. Such Participating Shareholders should consult their own tax advisors having regard to their particular circumstances.

As discussed below, the receipt of share dividends will have Canadian income tax consequences that are different from the Canadian income tax consequences applicable to the receipt of cash dividends. There is no assurance that the Canada Revenue Agency or other applicable taxation authorities will not disagree with or challenge the description below of the tax treatment to a Participating Shareholder who receives share dividends pursuant to the Plan.

This summary is not exhaustive of all possible income tax considerations applicable to participation in the Plan or of the holding of Shares. Accordingly, this summary is of a general nature only and is not intended to be legal or tax advice to any Participating Shareholder.

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Residents of Canada

The following portion of this summary is applicable to a Participating Shareholder who, for the purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, is resident or deemed to be resident in Canada (a "Canadian Holder"). Certain Canadian Holders to whom the Shares would not otherwise constitute capital property may elect, in certain circumstances, to have the Shares, and every "Canadian security" (as defined in the Tax Act) owned by such person in the taxation year of the election and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Persons considering making such election should first consult their own tax advisors.

Taxation of Cash Dividends

Canadian Holders may elect to receive dividends on all or a stated number of their Shares in the form of share dividends. Canadian Holders who elect to receive only a portion of their dividends as share dividends will receive the balance of the dividends to which they are entitled as cash dividends. In addition, where the Board does not resolve to pay all or a portion of a declared dividend in the form of a share dividend, Canadian Holders will receive cash dividends.

The amount of any cash dividends will be included in computing a Canadian Holder's income for purposes of the Tax Act in the taxation year of the Canadian Holder in which the cash dividend is received. The amount of such cash dividends received by a Canadian Holder who is an individual will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends paid by taxable Canadian corporations. To the extent that the Corporation designates the dividends as "eligible dividends" within the meaning of the Tax Act in the prescribed manner, the amount of such dividends received as cash dividends will be eligible for the enhanced gross-up and dividend tax credit. As of the date hereof, the Corporation has provided notice on its website at www.crescentpointenergy.com that all dividends shall be designated as eligible dividends until further notice.

Cash dividends received by an individual (other than certain specified trusts) may give rise to a liability for minimum tax as calculated under the detailed rules set out in the Tax Act.

The amount of any cash dividends received by a Canadian Holder that is a corporation will normally be deductible in computing such corporation's taxable income. If a Canadian Holder is a "private corporation'' (as defined in the Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, the Canadian Holder may be liable under Part IV of the Tax Act to pay a refundable tax of 33 ⅓% on the amount of such cash zed dividends to the extent that such cash dividends are deductible in computing the Canadian Holder's taxable income.

Taxation of Share Dividends

Provided the Board has resolved to pay all or a portion of a declared dividend in the form of a share dividend, Canadian Holders who have delivered a valid Authorization Form will generally receive all or a portion of their dividends as share dividends.

For the purposes of computing a Canadian Holder's income for purposes of the Tax Act, the amount of a dividend paid in the form of a share dividend is the amount by which the "paid-up capital" (as defined in the Tax Act) of the entire class of Shares is increased as a result of the issuance of the share dividend Shares. Generally, the increase in the paid-up capital of the Shares will be equal to the increase in the stated capital of those shares for corporate law purposes.

Under the Business Corporations Act (Alberta), the corporate statute governing the Corporation, the Board is permitted to add any amount (up to the fair market value of the shares issued) to the stated capital of the Shares when additional Shares are issued in payment of a share dividend. The Canadian Holder's pro rata share of the amount of the aggregate increase in the paid-up capital of the Shares issued pursuant to a share dividend will be included in computing such Canadian Holder's income for purposes of the Tax Act and will be taxed in the same manner as a cash dividend, as described under the heading "Taxation of Cash Dividends" above.

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It is anticipated that the Board will add only a nominal amount to the stated capital of the Shares on each occasion that a share dividend is declared. Therefore, it is expected that where a Canadian Holder receives share dividend Shares as payment of a share dividend, the amount of the taxable dividend for the purposes of computing a Canadian Holder's income under the Tax Act will be nominal. It is expected that Canadian Holders will have no material amounts to include in computing their income for the purposes of the Tax Act as a result of receiving Shares in payment of a share dividend. However, as discussed below under the heading "Disposition of Shares", the receipt of share dividend Shares may increase a capital gain (or decrease a capital loss) recognized by a Canadian Holder on a subsequent disposition of Shares.

The cost to a Canadian Holder of a Share received as payment of a share dividend will be equal to such Share's pro rata portion of the aggregate increase in the paid-up capital of Shares which as discussed above, is expected to be nominal. This nominal cost to a Canadian Holder of a Share received as a share dividend generally will be averaged with the adjusted cost base of all other Shares held at the time by such Canadian Holder as capital property for the purposes of determining the adjusted cost base of each such Share to the Canadian Holder.

Disposition of Shares

Upon a disposition or a deemed disposition of a Share (other than in a tax deferred transaction or a disposition to the Corporation), a Canadian Holder generally will recognize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Share to the Canadian Holder.

Since the cost to a Canadian Holder of a Share received as a share dividend is expected to be nominal (as discussed in the section immediately above), the effect of receiving Shares as share dividends will be to lower a Canadian Holder's adjusted cost base for each Share owned. This may, therefore, increase a capital gain (or decrease a capital loss) recognized on a subsequent disposition of Shares by a Canadian Holder.

One half of any such capital gain (a "taxable capital gain") recognized by a Canadian Holder will be required to be included in computing the Canadian Holder's income, and one half of any such capital loss (an "allowable capital loss") recognized by a Canadian Holder may generally be deducted against taxable capital gains recognized by the Canadian Holder in the year of disposition. Allowable capital losses not deductible in the taxation year in which they are recognized may ordinarily be deducted by the Canadian Holder against taxable capital gains recognized in any of the three preceding taxation years or any subsequent taxation year, subject to the detailed rules contained in the Tax Act in this regard. Capital gains recognized by an individual (other than certain specified trusts) may be subject to minimum tax.

If the Canadian Holder is a corporation, the amount of any capital loss otherwise recognized on the disposition or deemed disposition of a Share by the Canadian Holder may be reduced by the amount of dividends received or deemed to have been received by the Canadian Holder on such Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns Shares, or where a partnership or trust of which a corporate Holder is a member or beneficiary is itself a member of a partnership or a beneficiary of a trust that owns Shares.

If the Canadian Holder is a "Canadian-controlled private corporation" (as defined in the Tax Act), the Canadian Holder may also be liable to pay a 6 ⅔% refundable tax on certain investment income, including taxable capital gains.

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Non-Residents of Canada

The following section summarizes the principal Canadian federal income tax considerations generally applicable to a Participating Shareholder if: (i) at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, the Participating Shareholder is not resident and is not deemed to be resident in Canada; (ii) the Participating Shareholder does not use or hold (and will not use or hold) and is not deemed to use or hold the Shares in, or in the course of, carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere; and (iii) the Participating Shareholder's Shares do not constitute "taxable Canadian property'' for purposes of the Tax Act (a "Non-Resident Holder").

Provided that the Shares are listed on a designated stock exchange (which includes the TSX) at a particular time, the Shares generally will not constitute taxable Canadian property to a Non-Resident Holder at that time unless at any time during the five year period immediately preceding that time 25% or more of the issued shares of any class or series of the Corporation's capital stock were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm's length or by the Non-Resident Holder and any such persons. A Non-Resident Holder's Shares can also be deemed to be taxable Canadian property in certain other circumstances set out in the Tax Act.

Taxation of Cash Dividends

Non-Resident Holders may elect to receive dividends on all or a stated number of their Shares in the form of share dividends. Non-Resident Holders who elect to receive only a portion of their dividends as share dividends will receive the balance of the dividends to which they are entitled as cash dividends. In addition, there are a number of circumstances where a Non-Resident Holder who has elected to receive dividends as share dividends may receive cash in place of some or all of such Shares, such as: (i) where the Board does not resolve to pay all or a portion of a declared dividend in the form of a share dividend, Non-Resident Holders (including Non-Resident Holders that have delivered a valid Authorization Form); (ii) where the Corporation is of the view that tax should be withheld, or (iii) where the Corporation has reason to believe that the payment of a share dividend might contravene the law or regulations of the jurisdiction of a Non-Resident Holder's residence.

Cash dividends paid or credited or deemed under the Tax Act to be paid or credited to a Non-Resident Holder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of such withholding under an income tax treaty between Canada and the country where the Non-Resident Holder is resident. For example, under the Canada-United States Income Tax Convention (1980) (the "Treaty"), the withholding tax rate in respect of a cash dividend paid to a person who is the beneficial owner of the cash dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Treaty, is generally reduced to 15%.

Taxation of Share Dividends

Provided the Board has resolved to pay all or a portion of a declared dividend in the form of a share dividend, Non-Resident Holders who have delivered a valid Authorization Form will generally receive all or a portion of their dividends as share dividends.

For the purposes of computing the Canadian withholding tax applicable to a share dividend received by a Non-Resident Holder, the amount of a share dividend is determined in the same manner as the determination of the amount of a share dividend for the purposes of computing the income of a Canadian Holder. The Non-Resident Holder's pro rata share of the amount of the increase in the paid-up capital of the Shares as a result of payment of share dividend (which, as noted above, is expected to be nominal) will be subject to Canadian withholding tax in the same manner as a cash dividend, as described under the heading "Taxation of Cash Dividends" above.

It is anticipated that the Board will add only a nominal amount to the stated capital of the Shares when Shares are issued as payment of a share dividend. Therefore, it is expected that where a dividend is paid to a Non-Resident Holder in the form of a share dividend, the amount of such share dividend for the purposes of computing the Canadian withholding tax applicable to a share dividend received by such Non-Resident Holder will be nominal. As a result, it is expected that share dividends paid to Non-Resident Holders will not be subject to any material amounts of Canadian withholding tax.

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Disposition of Shares

A Non-Resident Holder will generally not be subject to tax under the Tax Act in respect of any capital gain recognized on the disposition of Shares so long as the Shares are not "taxable Canadian Property" in the hands of such Non-Resident Holder. Non-Resident Holders to whom (any of) the Shares are "taxable Canadian property" should consult their own tax advisors.

Non-Resident Holders should consult with their own tax advisors to determine whether a disposition of Shares will be subject to tax in their jurisdiction of residence.

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APPENDIX C - UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RESPECTING THE PLAN

United States Federal Income Tax Considerations

This section is a summary of certain material U.S. federal income tax consequences that may be applicable to a U.S. Participant (as defined below) of Shares that (i) participates in the Share Dividend Program by delivering a valid Authorization Form to Olympia, at least four business days prior to the record date of a declared dividend, electing to receive all or a portion of any dividends declared by the Corporation on the Shares in the form of additional Shares issued by the Corporation from treasury (a "U.S. Participant"), and (ii) who holds Shares as a "capital asset" within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). As used in this section, the term "U.S. Participant" means a beneficial owner of a Share that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (including any other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust, provided that: (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary is based on the Code, effective U.S. Treasury Regulations thereunder, the Treaty, judicial decisions and administrative pronouncements, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This summary does not discuss all aspects of U.S. federal income taxation that may be applicable to a U.S. Participant, nor does it address any aspects of foreign, state or local taxation. Except as specifically set forth herein, this summary does not discuss applicable tax reporting requirements. Furthermore, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Participant in light of such participant's particular circumstances, nor to U.S. Participants subject to special rules, including financial institutions, insurance companies, tax-exempt organizations, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes, "controlled foreign corporations", "passive foreign investment companies", brokers or dealers in securities or currencies, persons that own, have owned or will own, actually or constructively, 10% or more of the Shares, persons who acquired their Shares through the exercise or cancellation of employee stock options or otherwise as compensation, U.S. Participants whose functional currency is not the U.S. dollar, former U.S. citizens or long-term residents, persons deemed to sell Shares under the constructive sale provisions of the Code, and persons that hold Shares as part of a straddle, hedge, conversion transaction, or other integrated investment. No rulings from the U.S. Internal Revenue Service (the "IRS") have been or will be sought with respect to the matters described herein, and consequently, there can be no assurance that the IRS will take a similar view as to any of the tax consequences described in this summary.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Participant or any holder or prospective holder of Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any U.S. Participant or any such holder or prospective holder is made. U.S. Participants and holders of Shares are urged to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of participation in the Share Dividend Program and the acquisition, ownership and disposition of Shares.

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Amount Includable in Income

Subject to the discussion below regarding "Passive Foreign Investment Company Status," for U.S. federal income tax purposes, a U.S. Participant will generally be treated as receiving a distribution in an amount equal to the sum of (i) the amount of cash received, (ii) the fair market value as of the dividend payment date of Shares received pursuant to the Share Dividend Program and (iii) any Canadian taxes withheld with respect to the distribution. For purposes of this paragraph, the "fair market value" of Shares so received will generally be the average of the high and low sales price on the dividend payment date as reported by the exchange on which the Shares are principally traded, which amount may be higher or lower than the volume weighted average trading price used to determine the number of Shares acquired under the Share Dividend Program.

The distribution will be includible in income by a U.S. Participant as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of the Corporation as determined under U.S. federal income tax principles. Any portion of the distribution in excess of the Corporation's current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Participant's adjusted tax basis in its Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Shares). To the extent that such distribution exceeds the U.S. Participant's adjusted tax basis, the excess will be treated as gain from the sale or exchange of its Shares, which will be treated as long-term capital gain if such U.S. Participant's holding period in its Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

Any such dividend generally may qualify for the reduced U.S. federal income tax rates applicable to "qualified dividend income" (currently at 20%) if (a) the Corporation is eligible for the benefits of the Treaty or the Shares are readily tradable on an established securities market in the United States, (b) the Corporation is not a PFIC (as defined below) for the taxable year in which the dividend is paid or the preceding year, as discussed below, (c) the U.S. Participant is an individual, estate, or trust that satisfies certain holding period requirements with respect to the Shares, and (d) the U.S. Participant does not treat the dividend as "investment income" for purposes of the investment interest deduction rules. These dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporate shareholders on dividends received from a domestic corporation.

A U.S. Participant's tax basis for Shares received pursuant to the Share Dividend Program will equal the fair market value of the Shares on the dividend payment date. A U.S. Participant's holding period for the Shares will begin on the day after the dividend payment date.

A U.S. Participant will not realize any taxable income upon the receipt of certificates for whole shares that were credited to the U.S. Participant's account upon withdrawal from or termination of the Share Dividend Program. A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Shares and upon receipt of cash payments for fractional shares credited to such U.S. Participant's account upon withdrawal from or termination of the Share Dividend Program. The amount of such gain or loss will be equal to the difference (if any) between the U.S. dollar value of the amount realized for Shares or fraction thereof and the U.S. Participant's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant's holding period for the Shares is more than one year at the time of the sale or exchange. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates (currently at 20%). The deductibility of capital losses is subject to limitations. Any such gain or loss recognized by a U.S. Participant will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, except as otherwise provided in the Treaty and if an election is properly made under the Code.

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Passive Foreign Investment Company Status

As stated above, the U.S. federal income tax consequences for a U.S. Participant will depend to a significant extent on whether the Corporation is a passive foreign investment company ("PFIC") at any time during the U.S. Participant's holding period of Shares.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (1) at least 75% of its gross income is passive income or (2) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

The Corporation believes that it was not a PFIC in 2013, and based on its current and projected assets and operations, it is not expected to be a PFIC for 2014 or for the foreseeable future. However, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there is no assurance that the Corporation will not become a PFIC for any taxable year during which a U.S. Participant holds Shares. If the Corporation were classified as a PFIC for any year during which a U.S. Participant owns Shares (regardless of whether the Corporation continues to be a PFIC), the U.S. Participant would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. Participant makes an election to be taxed under an alternative regime. Subject to applicable limitations, certain elections may be available to a U.S. Participant if the Corporation were classified as a PFIC.

U.S. Participants should consult their own tax advisors regarding our possible classification as a PFIC and the consequences if that classification were to occur.

Foreign Currency Gains

Taxable dividends with respect to our Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is received by the participant regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Participant who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution will have a foreign currency exchange gain or loss that would be treated as U.S. source ordinary income or loss. U.S. Participants are urged to consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis U.S. Participant who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our Shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the Shares as determined on the settlement date of the sale or exchange. An accrual basis U.S. Participant may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of Shares, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis U.S. Participant does not elect to be treated as a cash basis taxpayer, that U.S. Participant may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the date of the sale or exchange of the Shares and the date of payment. This currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by that U.S. Participant on the sale, exchange or other disposition of the Shares.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant's U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Shares will be foreign-source income and will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Shares will generally be treated as U.S. source for such purposes, except as otherwise provided in an applicable income tax treaty and if an election is properly made under the Code. Each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

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Additional Tax on Passive Income

U.S. Participants that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on certain classes of passive income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Shares, subject to certain limitations and exceptions.

United States Information Reporting and Backup Withholding

Under U.S. federal income tax law certain categories of U.S. Participants must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Participants that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Participants may be subject to these reporting requirements unless their Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Participants should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Under some circumstances, a U.S. Participant may be subject to U.S. information reporting and backup withholding tax on distributions paid on Shares or gains from the disposition of Shares. Information reporting and backup withholding will not apply, however, to a U.S. Participant that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Participant that furnishes a correct taxpayer identification number and certifies on an IRS Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Participant that fails to provide the correct taxpayer identification number on an IRS Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Participant's U.S. federal income tax liability if the required information is timely furnished to the IRS.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Participant. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Participant should consult its own tax advisors regarding the information reporting and backup withholding rules.

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